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                                                                 Exhibit (d)(2)

                       BARCLAYS FOUNDRY INVESTMENT TRUST

                    Master Management Fee Waiver Agreement

   This MASTER MANAGEMENT FEE WAIVER AGREEMENT (this "Agreement"), is made as of the __ day of __________, 2007, by and between Barclays Global Fund Advisors (the "Adviser") and Barclays Foundry Investment Trust (the "Trust"), on behalf of each of its series from time to time set forth in Schedule A attached hereto (each, a "Portfolio").

   WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open-end management company, and is organized as a statutory trust under the laws of the State of Delaware, and each Portfolio is a series of the Trust;

   WHEREAS, the Adviser and the Trust, on behalf of each Portfolio, are parties to an Investment Management Agreement (the "Management Agreement"), pursuant to which the Adviser provides (either directly or by engaging other service providers to provide) investment advisory services and all other necessary services for each Portfolio (other than certain excluded services) in consideration of compensation based on the value of the average daily net assets of such Portfolio (the "Management Fee"); and

   WHEREAS, the Adviser has voluntarily determined that it is appropriate and in the best interests of each Portfolio and its shareholders to waive all or part of each Portfolio's Management Fee as set forth in Schedule A attached hereto (the "Fee Waiver"). The Trust, on behalf of each Portfolio, and the Adviser, therefore, have entered into this Agreement in order to effect the Fee Waiver for each Portfolio at the level specified in Schedule A attached hereto on the terms and conditions set forth in this Agreement;

   NOW THEREFORE, in consideration of the mutual covenants set forth herein and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

1. Contractual Fee Waiver. During the Term (as defined in Section 3 below), the Adviser shall waive all or a portion of its Management Fee with respect to each Portfolio as set forth in Schedule A attached hereto.

2. Voluntary Fee Waiver/Expense Reimbursement. Nothing herein shall preclude the Adviser from voluntarily waiving Management Fees or any other fees it is entitled to from any series of the Trust or voluntarily reimbursing expenses of any series of the Trust, including the Portfolios set forth in Schedule A, as the Adviser in its discretion deems reasonable or appropriate. Any such voluntary waiver or voluntary expense reimbursement may be modified or terminated by the Adviser at any time in its sole and absolute discretion without the approval of the Trust's Board of Trustees.

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3. Term; Termination.

   3.1 Term. The term ("Term") of the Fee Waiver with respect to a Portfolio shall begin on the date on which the Adviser is entitled to receive the Management Fee from the Portfolio under the Management Agreement (or the effective date on which a Portfolio is added to Schedule A, if later) and end after the close of business on the "End of Term" date set forth on Schedule A (or such other date as agreed to in writing between the Adviser and the Trust with respect to a Portfolio) unless the Fee Waiver is earlier terminated in accordance with Section 3.2. The Term of the Fee Waiver with respect to a Portfolio may be continued from year to year thereafter provided that each such continuance is specifically approved by the Adviser and the Trust with respect to such Portfolio (including with respect to the Trust, a majority of the Trustees of the Trust who are not "interested persons," as defined in the 1940 Act, of the Adviser). Neither the Adviser nor the Trust shall be obligated to extend the Fee Waiver with respect to any Portfolio.

3.2 Termination. The Fee Waiver with respect to a Portfolio shall terminate upon:

   (i) the first May 1st after the failure of such Fee Waiver to be continued in accordance with Section 3.1;

   (ii) the termination of such Portfolio's Management Agreement, unless otherwise agreed by the Adviser and the Trust; or

   (iii) a writing duly executed by the Adviser and the Trust with respect to such Portfolio terminating the Fee Waiver.

4. Miscellaneous.

   4.1 Captions. The captions in this Agreement are included for convenience of reference only and in no other way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

   4.2 Interpretation. Nothing herein contained shall be deemed to require the Trust to take any action contrary to the Trust's Declaration of Trust or Bylaws, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Trust's Board of Trustees of its responsibility for and control of the conduct of the affairs of the Trust.

   4.3 Limitation of Liability. The obligations and expenses incurred, contracted for or otherwise existing with respect to a Portfolio shall be enforced against the assets of such Portfolio or applicable class thereof and not against the assets of any other class or any other Portfolio or series of the Trust. It is understood and expressly stipulated that neither the shareholders of a Portfolio nor the Trustees of the Trust shall be personally liable hereunder.

   4.4 Definitions. Any question of interpretation of any term or provision of this Agreement, including but not limited to the computations of average daily net assets or of any Management Fee, and the allocation of expenses, having a counterpart in or otherwise derived from the terms and provisions of any Management Agreement or the 1940 Act, shall have the same meaning as and be resolved by reference to such Management Agreement or the 1940 Act and to interpretations thereof, if any, by the United States Courts or in the absence of any controlling decision of any such Court, by rules, regulations or orders of the Securities and

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Exchange Commission ("SEC") issued pursuant to the 1940 Act. In addition, if the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is revised by rule, regulation or order of the SEC, that provision will be deemed to incorporate the effect of that rule, regulation or order. Otherwise the provisions of this Agreement will be interpreted in accordance with the substantive laws of the State of Delaware.

                                 [End of Text]

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   IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers as of the day and year first above written.

                                           BARCLAYS FOUNDRY INVESTMENT TRUST
                                           on behalf of each PORTFOLIO

                                           By:
                                                  -----------------------------
                                                  H. Michael Williams
                                           Title: President

                                           BARCLAYS GLOBAL FUND ADVISORS

                                           By:
                                                  -----------------------------
                                                  Lee T. Kranefuss
                                           Title: Managing Director

                                           By:
                                                  -----------------------------
                                                  H. Michael Williams
                                           Title: Managing Director

   Approved by the Board of Trustees of Barclays Foundry Investment Trust on August 15-16, 2007.

          [Signature page to Master Management Fee Waiver Agreement]

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                                  SCHEDULE A

LifePath Index Portfolios:

 (all percentages are expressed as a percentage of average daily net assets):

                                               Net
                     Contractual            Management  End of Term (pursuant
                     Management  Management Fee After   to Section 3.1 of the
Portfolio                Fee     Fee Waiver   Waiver    Fee Waiver Agreement)
---------            ----------- ---------- ---------- -----------------------
LifePath Retirement
  Index Portfolio       0.20%       0.20%      0.00%       April 30, 2009
LifePath 2010 Index
  Portfolio             0.20%       0.20%      0.00%       April 30, 2009
LifePath 2020 Index
  Portfolio             0.20%       0.20%      0.00%       April 30, 2009
LifePath 2030 Index
  Portfolio             0.20%       0.20%      0.00%       April 30, 2009
LifePath 2040 Index
  Portfolio             0.20%       0.20%      0.00%       April 30, 2009

Approved by the Board of Trustees of Barclays Foundry Investment Trust on August 15-16, 2007.

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